Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated March 30, 2023, relating to the balance sheets of Bridgetown Holdings Limited as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, which appears in MoneyHero Limited’s Form F-4, and to the reference to our Firm under the caption “Statement by Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

October 19, 2023